Exhibit 10.cc
Polaris
Highway 55
Medina, MN 55340-9770
763-542-0500
James P. Williams
Jim.Williams@Polaris.com
763-525-7701

December 6, 2019

LETTER AGREEMENT
Dear Chris:

We are pleased that you have agreed to transition to the role of Senior Vice President, Electrification Strategy, reporting directly to Scott Wine and working at his direction. Your annual base salary will remain $557,000 for 2020 with benefits at the B1 officer level. The amount of your 2019 annual incentive payment, if any, will be at the discretion of the compensation committee.

We agree that if you leave Polaris, you will be owed severance under your November 6, 2017 severance agreement and that your November 6, 2017 restricted stock unit grant will vest. However, as we have discussed, the severance payable to you under section 3(a) of that severance agreement will be reduced by any gross base salary payable to you after December 9, 2019. We agree that we will use your actual 2018 annual incentive to calculate any severance payable to you under your severance agreement. As a reminder, as set out in your severance agreement, you are required to sign a release when you leave Polaris to receive the additional severance benefits under your agreement.

Please let me know if you have any questions.

Sincerely,

__/s/James P. Williams_______________
James P. Williams
Senior Vice President, Chief Human Resources Officer

Accepted and agreed on this 9th day of December 2019.

_/s/Christopher S. Musso____________
Christopher S. Musso